Exhibit 99.1

American States Water Company Announces
Second Quarter 2023 Results
•American States Water Company receives final CPUC-decisions for its water utility general rate case and cost of capital proceedings in June 2023

•$0.50 per share increase in recorded second quarter 2023 consolidated diluted EPS (“2023 second quarter results”) compared to second quarter of 2022, or $0.19 per share increase as adjusted

◦2023 second quarter results reflect a net favorable variance of $0.21 per share resulting from the reversal of revenues subject to refund that had been previously recorded of $0.18 per share following the receipt of a final decision in the cost of capital proceeding in June 2023, of which $0.03 per share had been recorded during the same period in 2022.

◦2023 second quarter results also reflect a net favorable variance of $0.10 per share from gains on investments held to fund a retirement plan compared to losses during same period in 2022.

•8.2% increase in quarterly dividend for September 1 dividend payment

San Dimas, California, August 7, 2023…. American States Water Company (NYSE:AWR) today reported basic and fully diluted earnings per share of $1.04 for the quarter ended June 30, 2023, as compared to basic and fully diluted earnings per share of $0.54 for the quarter ended June 30, 2022, an increase of $0.50 per share, which includes a favorable variance of $0.21 per share resulting from the impact of estimates and changes in estimates following the receipt of a final decision on the cost of capital proceeding in June 2023, as discussed immediately below.

On June 29, 2023, AWR’s regulated water utility segment, Golden State Water Company (“GSWC”), received a final decision from the California Public Utilities Commission (“CPUC”) in the cost of capital proceeding that, among other things, (i) adopts GSWC’s requested capital structure of 57% equity and 43% debt; (ii) adopts a cost of debt of 5.1% for GSWC as compared to 6.6% previously authorized; (iii) adopts a return on equity of 8.85% for GSWC as compared to 8.9% previously authorized; (iv) allows for the continuation of the Water Cost of Capital Mechanism (“WCCM”) through December 31, 2024, and which resulted in an increase in GSWC's 8.85% adopted return on equity from the final decision to 9.36% effective July 31, 2023; and (v) adopts the new cost of capital for the three-year period commencing January 1, 2022 through December 31, 2024. Based on the company’s assessment of the final decision, all adjustments to rates are to be prospective and not retroactive. GSWC filed an advice letter that implemented the new cost of capital effective July 31, 2023. As a result, the three months ended June 30, 2023 recorded results include an increase in water revenues of $9.3 million, or $0.18 per share, from the reversal of revenues subject to refund due to a change in estimates from what had been recorded during 2022 and the first quarter of 2023, whereas the three months ended June 30, 2022 included lower revenues of $1.7 million, or $0.03 per share, that were recorded and represented estimates of revenues subject to refund at that time, an overall net increase in earnings of $0.21 per share.

Also included in the results for the second quarter ended June 30, 2023 were gains of $1.5 million, or $0.03 per share, on investments held to fund one of the company's retirement plans, as compared to losses of $3.5 million, or $0.07 per share, for the same period in 2022, a net increase in earnings of $0.10 per share, both due to financial market conditions. Excluding from both periods the gains and losses on investments and the impact from the cost of capital proceeding, adjusted consolidated diluted earnings for the second quarter of 2023 were $0.83 per share as compared to adjusted diluted earnings of $0.64 per share for the same period in 2022, an adjusted increase of

$0.19 per share, or a 30% increase, largely due to new 2023 water rates approved in GSWC's final decision in its general rate case proceeding also received in June 2023, as discussed later.

Second Quarter 2023 Results

The table below sets forth a comparison of the second quarter 2023 diluted earnings per share contribution recorded by business segment and for the parent company with amounts recorded during the same period in 2022.

	Diluted Earnings per Share
	Three Months Ended
	6/30/2023	6/30/2022	CHANGE
Water, as adjusted*	$0.73	$0.43	$0.30
Electric	0.03	0.04	(0.01)
Contracted services	0.12	0.10	0.02
AWR (parent)	(0.02)	—	(0.02)
Consolidated diluted earnings per share, as adjusted	0.86	0.57	0.29
Impact related to the final cost of capital decision*	0.18	(0.03)	0.21
Consolidated fully diluted earnings per share, as reported	$1.04	$0.54	$0.50
* The Water segment’s adjusted earnings for 2023 and 2022 exclude the impact of estimates and changes in estimates resulting from revenues subject to refund related to the cost of capital proceeding, as previously discussed and as shown separately in the table above.

Water Segment:
For the three months ended June 30, 2023, recorded diluted earnings from the water utility segment were $0.91 per share, as compared to $0.40 per share for the same period in 2022, an increase of $0.51 per share, which include (i) a net favorable variance of $0.21 per share from the impact of the final cost of capital decision that resulted in the reversal during the second quarter of 2023 of revenues subject to refund due to a change in estimates from what had been recorded during 2022 and the first quarter of 2023, as shown separately in the table above, and (ii) a net favorable variance of $0.10 per share from gains totaling $1.5 million, or $0.03 per share, recorded during the second quarter of 2023 on investments held to fund one of the company's retirement plans, as compared to losses of $3.5 million, or $0.07 per share, recorded for the same period in 2022.

Excluding from both periods the gains and losses on investments and the impact from the final cost of capital proceeding, adjusted diluted earnings at the water segment for the second quarter of 2023 were $0.70 per share as compared to adjusted earnings of $0.50 per share for the second quarter of 2022, an adjusted increase at the water segment of $0.20 per share, or a 40% increase due largely to the following items:

•An increase in water operating revenues of $15.0 million largely as a result of the second-year rate increases related to the three months ended June 30, 2023. GSWC filed for the implementation of new 2023 rate increases upon receiving a final decision in its general rate case proceeding in June 2023. Because water revenues recorded during the three months ended June 30, 2022 were based on 2021 adopted rates, the increase in water revenues during the second quarter of 2023 represents the difference from the 2021 adopted rates and the 2023 second-year increases for the three months ended June 30, 2023.

•An increase in water supply costs of $2.8 million, which consist of purchased water, purchased power for pumping, groundwater production assessments and changes in the water supply cost balancing accounts. Adopted supply costs for the second quarter of 2023 were based on 2023 authorized amounts approved in the final CPUC decision in the water general rate case application. Actual water supply costs are tracked and passed on to customers on a dollar-for-dollar basis through the CPUC-approved water supply cost balancing accounts. The increase in water supply costs results in a corresponding increase in water operating revenues and has no net impact on the water segment’s profitability.

•An overall increase in operating expenses of $406,000 (excluding supply costs), which negatively impacted earnings and was mainly due to increases in (i) overall labor costs, (ii) administrative and general expenses resulting largely from higher employee-related benefits and outside-services costs, and (iii) depreciation and amortization expenses resulting from additions to utility plant and the higher composite depreciation rates based on a revised depreciation study approved in the final decision on the water general rate case.

•An increase in interest expense (net of interest income) of $1.2 million resulting primarily from an overall increase in interest rates, as well as an overall increase in total borrowing levels to support, among other things, the capital expenditures programs at GSWC, partially offset by higher interest income earned on regulatory assets bearing interest at the current 90-day commercial-paper rate, which increased compared to 2022’s rates, as well as an increase in the level of regulatory assets recorded that resulted, in large part, from the final decision on the water general rate case.

•An overall increase in other expenses (net of other income) of $1.1 million due primarily to an increase in the non-service cost components related to GSWC’s benefit plans resulting from changes in actuarial assumptions including expected returns on plan assets. However, as a result of GSWC’s two-way pension balancing accounts authorized by the CPUC, changes in total net periodic benefits costs related to the pension plan have no material impact to earnings.

•Changes in certain flowed-through taxes and permanent items included in GSWC’s income tax expense for the three months ended June 30, 2023 as compared to the same period in 2022 that favorably impacted water earnings. As a regulated utility, GSWC treats certain temporary differences as being flowed-through in computing its income tax expense consistent with the income tax method used in its CPUC-jurisdiction rate making. Changes in the magnitude of flowed-through items either increase or decrease tax expense, thereby affecting diluted earnings per share.

Electric Segment:
Diluted earnings from the electric utility segment decreased by $0.01 per share for the second quarter of 2023 as compared to the same period in 2022, largely resulting from not having new rates in 2023 while awaiting the processing of the pending electric general rate case that will set new rates for 2023 – 2026, while also experiencing continued increases in overall operating expenses and interest costs. When a decision is issued in the electric general rate case, new rates are expected to be retroactive to January 1, 2023 and cumulative adjustments will be recorded at that time.

Contracted Services Segment:
Diluted earnings from the contracted services segment increased $0.02 per share for the second quarter of 2023 as compared to the same period in 2022, largely due to an increase in construction activity due to timing differences of when construction work was performed in 2023 as compared to the same period in 2022, and an increase in management fee revenue resulting from resolution of various economic price adjustments, partially offset by higher overall operating expenses (excluding construction expenses) and interest costs as compared to the same period of 2022. The contracted services segment is expected to contribute $0.45 to $0.49 per share for the full 2023 year.

AWR (Parent):
For the second quarter of 2023, diluted earnings from AWR (parent) decreased $0.02 per share compared to the same period in 2022 due primarily to an increase in interest expense resulting from higher short-term interest rates and higher borrowings under AWR’s revolving credit facility, as well as changes in state unitary taxes.

Year-To-Date (“YTD”) 2023 Results

•$1.05 per share increase in recorded YTD 2023 consolidated diluted EPS compared to YTD 2022, or $0.32 per share increase as adjusted
◦YTD 2023 results reflect the impact of retroactive rates of $0.38 per share related to the full year of 2022 because of receiving a final decision in the water utility general rate case.

◦YTD 2023 results also reflect a net favorable variance of $0.19 per share resulting from the reversal of revenues subject to refund that had been previously recorded in 2022 of $0.13 per share following the receipt of a final decision in the cost of capital proceeding in June 2023, of which $0.06 per share had been recorded during the same period in 2022.

◦YTD 2023 results also reflect a net favorable variance of $0.16 per share from gains on investments held to fund a retirement plan compared to losses during same period in 2022.

The table below sets forth a comparison of diluted earnings per share contribution by business segment and for the parent company as recorded during the six months ended June 30, 2023 and 2022.

	Diluted Earnings per Share
	Six Months Ended
	6/30/2023	6/30/2022	CHANGE
Water, as adjusted*	$1.14	$0.69	$0.45
Electric	0.09	0.12	(0.03)
Contracted services	0.27	0.18	0.09
AWR (parent)	(0.04)	(0.01)	(0.03)
Consolidated fully diluted earnings per share, as adjusted	1.46	0.98	0.48
Impact of retroactive rates related to the full year of 2022 from the final decision in the water general rate case ($0.19 per share relates to the first half of 2022)*	0.38	—	0.38
Impact related to the final cost of capital decision*	0.13	(0.06)	0.19
Consolidated diluted earnings per share, as recorded	$1.97	$0.92	$1.05
* The Water segment’s adjusted earnings for 2023 exclude the impact of retroactive rates related to the full year of 2022 resulting from the final CPUC decision in the general rate case, and for 2023 and 2022 they exclude the impact of estimates and changes in estimates resulting from revenues subject to refund related to the cost of capital proceeding, both shown separately in the table above.

As noted in the table above, fully diluted earnings for the six months ended June 30, 2023 were $1.97 per share as compared to $0.92 per share recorded for the same period in 2022, a $1.05 per share increase. Included in the results for the six months ended June 30, 2023 were: (i) the impact of retroactive new water rates related to the full 2022 year of $0.38 per share as a result of receiving a final decision in the water general rate case, as discussed below, (ii) a net favorable variance of $0.19 per share from the impact of the final cost of capital decision that resulted in the reversal during the six months ended June 30, 2023 of revenues subject to refund due to a change in estimates from what had been recorded during 2022, and (iii) a net favorable variance of $0.16 per share from gains totaling $3.1 million, or $0.06 per share, recorded during the six months ended June 30, 2023 on investments held to fund one of the company's retirement plans, as compared to losses of $5.2 million, or $0.10 per share, recorded for the same period in 2022, both due to financial market conditions. Excluding these three items, adjusted consolidated diluted earnings for the six months ended June 30, 2023 were $1.40 per share as compared to adjusted diluted earnings of $1.08 per share for the same period in 2022, an adjusted increase of $0.32 per share, or a 30% increase, largely due to new 2023 water rates approved in GSWC's final decision in its general rate case proceeding discussed immediately below.

On June 29, 2023, the CPUC adopted a final decision in GSWC's general rate case application that determines new water rates for the years 2022–2024. The assigned administrative law judge at the CPUC had issued a proposed decision on April 13, 2023 that, among other things, (i) adopted the full settlement agreement between GSWC and the Public Advocates Office at the CPUC that resolved all issues related to the 2022 annual revenue requirement, and (ii) allowed for additional increases in adopted revenues for 2023 and 2024 subject to an earnings test and inflationary index values at the time of filing for implementation of the new rates. The final decision issued on June 29, 2023 is consistent in all material respects with the proposed decision issued in April.

Because of receiving a final decision that approves the settlement agreement in its entirety, the impact of retroactive new rates for the full year of 2022 of $0.38 per share has been reflected in the six months ended June 30, 2023 results and included primarily (i) increases in 2022’s adopted revenues and supply costs of $30.3 million and $9.6 million, respectively, compared to 2021’s adopted levels and are consistent with the settlement agreement, which combined increased earnings by approximately $0.40 per share, and (ii) a higher overall depreciation expense for 2022 of $0.02 per share resulting from updated composite depreciation rates adopted in the final decision and which are reflected in the 2022 adopted revenue requirement. As a result of receiving a proposed decision in April, the retroactive impact for the full year of 2022 had been reflected in the 2023 first quarter results, which at the time totaled $0.36 per share and included a reduction to revenues of $1.1 million, or $0.02 per share, to reflect the incremental impact of revenues subject to refund from the new 2022 rates as a result of the lower cost of debt in the pending cost of capital proceeding at that time. Because of receiving a final decision in the cost of capital proceeding and all adjustments to rates are to be prospective and not retroactive, the $0.02 per share recorded in the first quarter of 2023 was reversed in the second quarter of 2023 leaving the final impact from retroactive new rates for 2022 at $0.38 per share.

The second-year rate increases for 2023 have also been reflected in the three and six months ended June 30, 2023. Through June 30, 2023, this included increases in revenues of $23.0 million, or $0.45 per share, compared to the adopted 2021 rates, and increases in supply costs of $4.4 million, or $0.09 per share, which combined is an increase of $0.36 per share for the six months ended June 30, 2023. Because water revenues recorded throughout 2022 were based on 2021 adopted rates, the increase in water revenues during 2023 represents the difference from the 2021 adopted rates and the 2023 second-year increases. GSWC filed for the implementation of new 2023 rate increases that went into effect on July 31, 2023. Within 90 days after 2023 rates have been implemented, GSWC will also file to recover the impact of cumulative retroactive rates, which as of June 30, 2023 totals $50.3 million that have been recognized as regulatory assets with a corresponding increase in unbilled water revenues.

For more details on the YTD results, please refer to the company’s Form 10-Q filed with the Securities and Exchange Commission.

Dividends
On August 1, 2023, AWR’s Board of Directors approved an 8.2% increase in the third quarter dividend from $0.3975 per share to $0.4300 per share on AWR’s Common Shares. Dividends on the Common Shares will be paid on September 1, 2023, to shareholders of record at the close of business on August 15, 2023. AWR has paid common dividends every year since 1931, and has increased the dividends received by shareholders each calendar year for 69 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result. The company’s quarterly dividend rate has grown at a compound annual growth rate (“CAGR”) of 9.4% over the last five years. AWR's current policy is to achieve a CAGR in the dividend of more than 7% over the long-term.

Non-GAAP Financial Measures
This press release includes a discussion on AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the company’s weighted average number of diluted common shares. Furthermore, the gains and losses generated on the investments held to fund one of the company's retirement plans during the three and six months ended June 30, 2023 and 2022 have been excluded when communicating the results to help facilitate comparisons of the company’s performance from period to period. Finally, both the impact of retroactive rates related to the full year 2022 recorded during the six months ended June 30, 2023 resulting from the final decision on the water general rate case, and the impact from the estimates recorded in 2022 and changes in estimates recorded in 2023 following the receipt of a final cost of capital decision in June of 2023 have been excluded when communicating AWR’s consolidated and water segment’s results for the three and six months ended June 30, 2023 to help facilitate comparisons of the company’s performance from period to period. All of these measures are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules, which supplement our GAAP disclosures but should not be considered as an alternative to the respective GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants.

The company uses earnings per share by business segment as an important measure in evaluating its operating results and believes this measure is a useful internal benchmark in evaluating the performance of its operating segments. The company reviews this measurement regularly and compares it to historical periods and to the operating budget. The company has provided the computations and reconciliations of diluted earnings per share from the measure of operating income by business segment to AWR’s consolidated fully diluted earnings per share in this press release.

Forward-Looking Statements
Certain matters discussed in this press release with regard to the company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

Conference Call
Robert Sprowls, president and chief executive officer, and Eva Tang, senior vice president and chief financial officer, will host a conference call to discuss these results at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) on Tuesday, August 8. There will be a question and answer session as part of the call. Interested parties can listen to the live conference call and view accompanying slides on the internet at www.aswater.com. The call will be archived on the website and available for replay beginning August 8, 2023 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) through August 15, 2023.

About American States Water Company

American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in nine states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 263,600 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 24,700 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution, wastewater collection, and treatment facilities located on eleven military bases throughout the country under 50-year privatization contracts with the U.S. government.

CONTACT:	Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707

American States Water Company
Consolidated

	Comparative Condensed Balance Sheets (Unaudited)
(in thousands)	June 30, 2023	December 31, 2022
Assets
Net Property, Plant and Equipment	$1,814,061	$1,753,766
Goodwill	1,116	1,116
Other Property and Investments	39,889	36,907
Current Assets	168,910	151,294
Other Assets	115,659	91,291
Total Assets	$2,139,635	$2,034,374
Capitalization and Liabilities
Capitalization	$1,331,442	$1,156,096
Current Liabilities	140,930	396,522
Other Credits	667,263	481,756
Total Capitalization and Liabilities	$2,139,635	$2,034,374

	Condensed Statements of Income (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2023	2022	2023	2022

Operating Revenues
Water	$116,908	$90,856	$229,620	$164,762
Electric	8,828	8,217	21,732	20,109
Contracted services	31,664	23,534	67,471	46,306
Total operating revenues	157,400	122,607	318,823	231,177

Operating Expenses
Water purchased	18,070	19,963	32,374	37,811
Power purchased for pumping	2,869	2,930	5,223	5,304
Groundwater production assessment	5,365	4,865	9,198	9,076
Power purchased for resale	2,469	1,347	7,455	6,513
Supply cost balancing accounts	2,837	(457)	14,403	(6,800)
Other operation	9,716	9,665	19,832	18,332
Administrative and general	21,503	20,464	45,050	43,436
Depreciation and amortization	10,258	10,171	21,461	20,285
Maintenance	3,779	3,572	6,929	6,712
Property and other taxes	5,555	5,452	11,850	11,305
ASUS construction	16,034	10,318	34,938	20,521
Total operating expenses	98,455	88,290	208,713	172,495

Operating income	58,945	34,317	110,110	58,682

Other Income and Expenses
Interest expense	(10,728)	(6,309)	(20,209)	(11,915)
Interest income	1,803	437	3,667	720
Other, net	1,705	(2,289)	3,316	(2,708)
Total other income and expenses, net	(7,220)	(8,161)	(13,226)	(13,903)

Income Before Income Tax Expense	51,725	26,156	96,884	44,779
Income tax expense	13,204	6,205	23,956	10,666
Net Income	$38,521	$19,951	$72,928	$34,113

Weighted average shares outstanding	36,976	36,956	36,972	36,950
Basic earnings per Common Share	$1.04	$0.54	$1.97	$0.92

Weighted average diluted shares	37,067	37,039	37,058	37,029
Fully diluted earnings per Common Share	$1.04	$0.54	$1.97	$0.92

Dividends paid per Common Share	$0.3975	$0.3650	$0.7950	$0.7300

Computation and Reconciliation of Non-GAAP Financial Measure (Unaudited)
Below are the computation and reconciliation of diluted earnings per share from the measure of operating income by business segment to AWR’s consolidated fully diluted earnings per share for the three and six months ended June 30, 2023 and 2022.

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	Q2 2023	Q2 2022	Q2 2023	Q2 2022	Q2 2023	Q2 2022	Q2 2023	Q2 2022	Q2 2023	Q2 2022
Operating income (loss)	$50,524	$27,711	$2,103	$2,038	$6,354	$4,571	$(36)	$(3)	$58,945	$34,317
Other (income) and expenses, net	5,057	7,720	645	218	357	(138)	1,161	361	7,220	8,161
Income tax expense (benefit)	11,934	5,103	247	215	1,506	1,108	(483)	(221)	13,204	6,205
Net income (loss)	$33,533	$14,888	$1,211	$1,605	$4,491	$3,601	$(714)	$(143)	$38,521	$19,951
Weighted Average Number of Diluted Shares	37,067	37,039	37,067	37,039	37,067	37,039	37,067	37,039	37,067	37,039
Diluted earnings (loss) per share	$0.91	$0.40	$0.03	$0.04	$0.12	$0.10	$(0.02)	$—	$1.04	$0.54

	Water		Electric		Contracted Services		AWR (Parent)		Consolidated (GAAP)
In 000's except per share amounts	YTD 2023	YTD 2022	YTD 2023	YTD 2022	YTD 2023	YTD 2022	YTD 2023	YTD 2022	YTD 2023	YTD 2022
Operating income (loss)	$90,763	$44,710	$5,734	$5,636	$13,650	$8,341	$(37)	$(5)	$110,110	$58,682
Other (income) and expenses, net	8,923	13,463	1,205	188	614	(309)	2,484	561	13,226	13,903
Income tax expense (benefit)	20,844	7,792	948	1,167	3,191	2,052	(1,027)	(345)	23,956	10,666
Net income (loss)	$60,996	$23,455	$3,581	$4,281	$9,845	$6,598	$(1,494)	$(221)	$72,928	$34,113
Weighted Average Number of Diluted Shares	37,058	37,029	37,058	37,029	37,058	37,029	37,058	37,029	37,058	37,029
Diluted earnings (loss) per share	$1.65	$0.63	$0.09	$0.12	$0.27	$0.18	$(0.04)	$(0.01)	$1.97	$0.92